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                                                                    Exhibit 11.1


                         GLASGAL COMMUNICATIONS, INC.
                   COMPUTATION OF EARNINGS (LOSS) PER SHARE
                          For the Three Months Ended
                     (in thousands, except per share data)


                                             July 31, 1997    July 31, 1996
                                            ---------------  ---------------

Earnings (loss) per share

Income (loss) from continuing operations        $    25          $ 1,897
Discontinued operations                              --             (503)
                                                -------          -------

Net income                                      $    --          $ 1,394
                                                -------          -------

Weighted average number of shares
  outstanding                                    23,709           20,306

Assumed issuances under exercise of stock
  options and warrants                            2,125            6,569
                                                -------          -------

Weighted average and common stock
  equivalents                                    25,834           26,875
                                                -------          -------

Income (loss) from continuing operations        $  0.00          $  0.07
Discontinued operations per share                  0.00            (0.02)
                                                -------          -------

Net loss per share                              $  0.00          $  0.05
                                                -------          -------